Exhibit 99.1
FOR IMMEDIATE RELEASE

Investor Contact:	Aida Orphan	Media Contact:	Elizabeth Owen
	Levi Strauss & Co.		Levi Strauss & Co.
	(415) 501-6194		(415) 501-7777
	Investor-relations@levi.com		newsmediarequests@levi.com
LEVI STRAUSS & CO. APPOINTS GIANLUCA FLORE AS CHIEF COMMERCIAL OFFICER
Veteran commercial leader brings depth of retail experience to support direct-to-consumer transformation and accelerate international growth.

SAN FRANCISCO (April 11, 2024) — Levi Strauss & Co. (LS&Co., NYSE: LEVI) today announced the appointment of Gianluca Flore as executive vice president and chief commercial officer, effective July 29. Reporting to Michelle Gass, president and chief executive officer, Flore will join the company’s executive leadership team and will be responsible for the commercial operations of the Levi’s® brand across all global channels, including stores, e-commerce and wholesale.
“I am delighted to welcome Gianluca to LS&Co. at this transformational moment for the company, as we pivot to become a DTC-led, denim lifestyle leader,” Gass said. “He is an industry veteran with an exceptional track record of delivering profitable growth at iconic fashion brands. His depth of experience in driving market relevance and consumer-centric, operational excellence makes him the right leader to help us usher in the company’s next chapter of stakeholder value creation.”
Flore brings more than 20 years of international commercial experience in the luxury apparel and lifestyle sector. He joins LS&Co. from Burberry, where he was appointed chief commercial officer in 2021, overseeing five regions and a network of more than 400 stores. Prior to this, he served as the company’s president for the Americas and Global Retail Excellence, spearheading the expansion and productivity of the brand’s retail footprint, and elevating distribution and positioning across wholesale. Flore has also held leadership roles at the luxury group Kering, including CEO of Brioni, where he established a profitable retail business model for the brand, and at Bottega Veneta, where he led double-digit revenue increases across wholesale and retail channels. Flore holds a BBA and post-graduate certificate from LUISS University in Rome, Italy, as well as a post-graduate certificate from the London School of Economics.
“It’s an honor to join a storied company like LS&Co. at this exciting time for the Levi’s® brand, which continues to be the unequivocal category leader, firmly at the center of culture,” shared Flore. “I look forward to working with the immensely talented LS&Co. team, in service to its consumers and to making Levi’s® the definitive denim lifestyle leader globally.”
About Levi Strauss & Co.
Levi Strauss & Co. is one of the world's largest brand-name apparel companies and a global leader in jeanswear. The company designs and markets jeans, casual wear and related accessories for men, women and children under the Levi's®, Dockers®, Signature by Levi Strauss & Co.™, Denizen® and Beyond Yoga® brands. Its products are sold in more than 110 countries worldwide through a combination of chain retailers, department stores, online sites, and a global footprint of approximately 3,200 brand-dedicated stores and shop-in-shops. Levi Strauss & Co.'s reported 2023 net revenues were $6.2 billion. For more information, go to http://levistrauss.com, and for financial news and announcements go to http://investors.levistrauss.com.